Horizon Technology Finance Announces First Quarter 2014

Financial Results

Net Asset Value (“NAV”) Increases to $14.32 Per Share

FARMINGTON, Conn., May 6, 2014 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity-backed development-stage companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

•	Increased net assets from operations by $5.1 million, or $0.53 per share
•	Net asset value equaled $137.8 million, or $14.32 per share, as of March 31, 2014
•	Achieved a dollar-weighted average annualized portfolio yield of 13.6%
•	Earned net investment income of $2.5 million, or $0.26 per share
•	Two portfolio companies completed initial public offerings
•	Settled three loans on non-accrual status
•	Held warrants and equity in 12 public companies with an aggregate fair value of $3.6 million as of March 31, 2014
•	Investment portfolio, at fair value, increased to $228.6 million as of March 31, 2014
•	Total liquidity as of March 31, 2014 was $34.1 million
•	Asset coverage for borrowed amounts was 215% as of March 31, 2014
•	Closed new loan commitments totaling $14.0 million
•	Funded $15.0 million in venture loans with 93% of new debt investments in the first quarter priced at floating interest rates
•	Unfunded loan approvals and commitments totaled $11.0 million with 100% priced at floating interest rates
•	Declared dividends of $0.115 per share for each of July, August and September 2014, increasing cumulative declared dividends to $5.615 per share since going public in October 2010

“We made significant progress during the first quarter in resolving our troubled accounts, including the resolution of three non-accrual accounts, one of which had a positive impact on both net investment income and net asset value for the quarter. While our financial results for the first quarter reflect the impact of these troubled accounts, the overall performance of Horizon’s existing portfolio of earning assets produced increased investment income, as we continue to deploy capital efficiently and profitably into high yielding loan investments,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer. “With a dynamic venture loan portfolio combined with the opportunity to realize significant gains from our warrant and equity investments, we believe that we remain well positioned to provide a steady stream of attractive dividends and drive long-term shareholder value.”

Operating Results

Total investment income increased 2.3% to $7.5 million for the three months ended March 31, 2014, as compared to $7.4 million for the three months ended March 31, 2013. The year-over-year increase in total investment income is due to higher fee income, partially offset by lower interest income on investments resulting from the lower average size of the loan portfolio.

The Company’s dollar-weighted average annualized portfolio yield on average loans for the three months ended March 31, 2014 and 2013 was 13.6% and 12.8%, respectively.

Total expenses for the three months ended March 31, 2014 were $5.0 million, as compared to $4.6 million for the three months ended March 31, 2013. Interest expense increased year-over-year primarily due to the higher average debt outstanding, partially offset by a lower effective interest rate on borrowings. Base management fee expense remained flat year-over-year primarily due to the waiver of the first quarter 2014 base management fee on the Company’s cash balances.

Net investment income for the three months ended March 31, 2014 was $2.5 million, or $0.26 per share, as compared to net investment income of $2.8 million, or $0.29 per share, for the three months ended March 31, 2013.

For the three months ended March 31, 2014, the Company reported a net realized loss on investments of $5.9 million, or $0.61 per share, which was due to the settlement of two debt investments that were on non-accrual status. One account was settled for a cash payment of $2.7 million as well as $2.3 million in newly issued preferred stock of the applicable portfolio company, which resulted in a realized loss of $1.7 million and an unrealized appreciation of $1.8 million. The other debt investment was settled through bankruptcy in which Horizon received substantially all of the applicable portfolio company’s assets in satisfaction of the debt, which resulted in a realized loss of $4.7 million and an unrealized appreciation of $4.4 million. For the three months ended March 31, 2013, Horizon reported a net realized loss on investments of $0.2 million, or $0.02 per share, primarily due to the write-off of warrants in one portfolio company.

For the three months ended March 31, 2014, the net unrealized appreciation on investments was $8.5 million, or $0.89 per share, which was primarily due to the reversal of previously recorded unrealized depreciation of $6.2 million on the two aforementioned debt investments. In addition, the Company reversed approximately $1.3 million in previously recorded unrealized depreciation on its loan investment in Xtreme Power, Inc. (“Xtreme”), which Horizon successfully exited on April 14, 2014. This compares to net unrealized appreciation on investments of $0.4 million, or $0.04 per share, for the three months ended March 31, 2013, as a result of the change in portfolio investment fair values during the period.

Portfolio Summary and Investment Activity

As of March 31, 2014, the Company’s debt portfolio consisted of 48 secured loans with an aggregate fair value of $217.9 million. In addition, the Company’s total warrant and equity investments in 78 portfolio companies had an aggregate fair value of $10.2 million as of March 31, 2014. Total portfolio investment activity as of and for the three months ended March 31, 2014 and 2013 was as follows:

($ in thousands)	For the Three Months Ended March 31,
	2014	2013
Beginning portfolio	$221,284	$228,613
New loan funding	17,926	28,500
Less refinanced balances and participation	—	—
Net new loan funding	17,926	28,500
Principal payments received on investments	(11,773)	(9,962)
Accretion of loan fees	406	548
New loan fees	(180)	(320)
New equity	—	73
Sale of investments	(720)	—
Net realized loss on investments	(6,913)	(18)
Net unrealized appreciation on investments	8,530	420
Other	—	(73)
Ending Portfolio	$228,560	$247,781

Net Asset Value

At March 31, 2014, the Company’s net assets were $137.8 million, or $14.32 per share, as compared to $144.8 million, or $15.12 per share, as of March 31, 2013, and $135.8 million, or $14.14 per share, as of December 31, 2013.

For the three months ended March 31, 2014 and 2013, the net increase in net assets resulting from operations was $5.1 million, or $0.53 per share, and $3.0 million, or $0.31 per share, respectively.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of March 31, 2014 and December 31, 2013:

	March 31, 2014		December 31, 2013
	Loans at Fair Value	Percentage of Loan Portfolio	Loans at Fair Value	Percentage of Loan Portfolio

Credit Rating
4	$32,858	15.1%	$30,385	14.2%
3	163,153	74.8	167,231	78.3
2	18,429	8.5	2,199	1.0
1	3,484	1.6	13,939	6.5
Total	$217,924	100.0%	$213,754	100.0%

As of March 31, 2014 and December 31, 2013, our loan portfolio had a weighted average credit rating of 3.1 and 3.0, respectively. As of March 31, 2014, there were two investments with an internal credit rating of 1, with an aggregate cost of $5.2 million and an aggregate fair value of $3.5 million. As of December 31, 2013, there were five investments with an internal credit rating of 1, with an aggregate cost of $23.2 million and an aggregate fair value of $13.9 million.

The reduction in the number and value of 1 rated credits during the first quarter primarily resulted from the settlement of two investments, with an aggregate cost of $12.0 million and an aggregate fair value of $5.8 million, and the upgrade of one investment, with a cost and a fair value of $8.4 million, to an internal credit rating of 2.

As of March 31, 2014, there were three investments with an internal credit rating of 2, with an aggregate cost and a fair value of $18.4 million. As of December 31, 2013, there was one investment with an internal credit rating of 2, with a cost and a fair value of $2.2 million.

The increase in the number and value of 2 rated credits during the first quarter primarily resulted from the upgrade of one investment from a 1 rated credit, as noted above, and the downgrade of one investment, with a cost and a fair value of $8.2 million, from an internal credit rating of 3.

Portfolio Events

In the first quarter 2014, two portfolio companies in which Horizon held warrant positions completed initial public offerings.

•	Everyday Health, Inc. (NYSE: EVDY)
•	Revance Therapeutics, Inc. (NASDAQ: RVNC)

Liquidity Events

In January, Horizon settled its outstanding loan to SolarBridge Technologies, Inc. (“SolarBridge”), which was on non-accrual status as of December 31, 2013, following the recapitalization of SolarBridge by existing and new strategic investors. In full settlement of the outstanding SolarBridge loan, which had a fair value of $5.0 million as of December 31, 2013, Horizon received a $2.7 million cash payment and $2.3 million in newly issued preferred stock of SolarBridge.

In addition, Revance Therapeutics, Inc. (“Revance”) successfully completed an initial public offering (“IPO”) in January and raised approximately $110 million. At the time of the IPO, Horizon exercised a put option with respect to a warrant it held in Revance, which resulted in Horizon’s receipt of $720,000 in cash proceeds. The cash proceeds equaled the fair value of the warrant reported as of December 31, 2013. Horizon continues to hold additional warrants to purchase common stock of Revance.

On April 14, 2014, Horizon announced that, in connection with the United States Bankruptcy Court-approved sale of substantially all of the assets of Xtreme, Horizon successfully exited its investment in Xtreme. In connection with the sale, Horizon received cash proceeds of $9.9 million. Horizon applied $2.8 million of the proceeds to fully reimburse the debtor-in-possession financing it provided to Xtreme in the first quarter of 2014 and applied the remaining $7.1 million of proceeds to fully pay off Xtreme’s venture loan balance, including fees and expenses, resulting in a realized internal rate of return on the transaction of 17.9%.

Liquidity and Capital Resources

As of March 31, 2014, the Company had $34.1 million in available liquidity, including cash and investments in money market funds totaling $16.1 million, and $18.0 million in funds available under existing credit facility commitments.

As of March 31, 2014, there were no borrowings outstanding under the Company’s revolving credit facility and there was $10 million outstanding under the Company’s term loan credit facility. As of March 31, 2014, 91.6% of the Company’s total borrowings outstanding were at a fixed interest rate and 64.0% of the Company’s total borrowings outstanding were fixed at an interest rate of 3.0%.

As of March 31, 2014, the asset coverage for borrowed amounts was 215%.

Monthly Dividends Declared in Second Quarter 2014

On May 1, 2014, the Company’s board of directors declared monthly dividends of $0.115 per share payable in July, August and September 2014. These monthly dividends, as set forth in the following table, total $0.345 per share:

Record Date	Payment Date	Amount Per Share
June 18, 2014	July 17, 2014	$0.115
July 21, 2014	August 15, 2014	$0.115
August 19, 2014	September 15, 2014	$0.115
	Total:	$0.345

After paying first quarter dividends of $0.345 per share and earning $0.26 per share for the first quarter, the Company’s undistributed spillover income carried over from 2013 is $0.58 per share. Spillover income includes any ordinary income and net capital gains from the preceding years that were not distributed during such years.

When declaring dividends, the Company’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, May 7, 2014 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 31644863.

A live webcast will be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through May 9, 2014. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 31644863. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. In addition, Horizon’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Michael Cimini / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	mcimini@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(In thousands, except share data)

	March 31, 2014	December 31, 2013
Assets
Non-affiliate investments at fair value (cost of $233,056 and $234,310, respectively)	$228,560	$221,284
Cash	13,993	25,341
Investment in money market funds	2,101	1,188
Restricted investments in money market funds	5,730	5,951
Interest receivable	5,389	4,240
Other assets	6,369	5,733
Total assets	$262,142	$263,737

Liabilities
Borrowings	$119,405	$122,343
Dividends payable	3,318	3,315
Base management fee payable	330	439
Incentive fee payable	406	852
Other accrued expenses	903	953
Total liabilities	124,362	127,902

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2014 and December 31, 2013	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 9,618,690 and 9,608,949 shares outstanding as of March 31, 2014 and December 31, 2013	10	10
Paid-in capital in excess of par	155,108	154,975
Accumulated undistributed net investment income	629	1,463
Net unrealized depreciation on investments	(4,496)	(13,026)
Net realized loss on investments	(13,471)	(7,587)
Total net assets	137,780	135,835
Total liabilities and net assets	$262,142	$263,737
Net asset value per common share	$14.32	$14.14

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(In thousands, except share data)

	For the Three Months Ended
	March 31,
	2014	2013
Investment income
Interest income on non-affiliate investments	$7,180	$7,346
Fee income on non-affiliate investments	354	22
Total investment income	7,534	7,368

Expenses
Interest expense	2,070	1,773
Base management fee	1,205	1,241
Performance based incentive fee	406	693
Administrative fee	244	285
Professional fees	835	382
General and administrative	250	221
Total expenses	5,010	4,595
Net investment income before excise tax	2,524	2,773
Provision for excise tax	(40)	—
Net investment income	2,484	2,773

Net realized and unrealized gain on investments
Net realized loss on investments	(5,884)	(210)
Net unrealized appreciation on investments	8,530	420
Net realized and unrealized gain on investments	2,646	210

Net increase in net assets resulting from operations	$5,130	$2,983
Net investment income per common share	$0.26	$0.29
Net increase in net assets per common share	$0.53	$0.31
Dividends declared per share	$0.345	$0.345
Weighted average shares outstanding	9,613,829	9,570,789